EXHIBIT A

              SELECT ENERGY SERVICES, INC.

            BALANCE SHEET - September 30, 2001


                     ASSETS


CURRENT ASSETS:                                       2001
                                                   -----------
    Cash and cash equivalents                       $ 2,784,571
    Contract receivables, current,
    less allowance for uncollectibles
     of $1,080,802                                   26,575,903
    Other current assets                              1,066,128
                                                   ------------
                  Total current assets               30,426,602
                                                      ---------
PROPERTY AND EQUIPMENT                               10,503,551
    Less accumulated depreciation and amortization    6,907,213
                                                   ------------
                  Net property and equipment          3,596,338
                                                   ------------
OTHER ASSETS                                         56,894,428

TOTAL ASSETS                                       $ 90,917,368
                                                   ============


          LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
    Accounts Payable                                $ 7,785,432
    Accrued Expenses                                  3,581,344
    Accrued Income Taxes                                105,354
    Short-Term Borrowing NU Moneypool                14,000,000
                                                   ------------
                  Total current liabilities          25,472,130
                                                   ------------

OTHER LIABILITIES:
    Deferred income tax liability                       461,980
    Other                                            37,840,901
                                                    ------------
                  Total other liabilities            38,302,881
                                                   ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
    Common stock, $1 par value.
     Authorized and issued 100 shares                      100
    Additional paid-in-capital                      24,900,000
    Foreign Currency Exchange
    Retained Earnings                                2,242,257
                                                   -----------
                  Total stockholder's equity        27,142,357

       TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY  $90,917,368
                                                   ============

              SELECT ENERGY SERVICES, INC.

               STATEMENT OF OPERATION

         FOR THE QUARTER ENDED September 30, 2001

REVENUES                                           $ 27,616,240

COST OF REVENUES                                     22,448,349
                                                   ------------
    Gross profit                                      5,167,891

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          4,144,650
                                                   ------------
    Operating income                                  1,023,241
                                                   ------------
INTEREST INCOME (EXPENSE)
    Interest income                                   1,244,714
    Interest expense                                 (1,065,394)
                                                   -------------
                                                        179,320
                                                   -------------
    Income before income tax expense                  1,196,561

INCOME TAX EXPENSE                                      484,120

   Net Income (Loss)                                 $  718,441
                                                   =============